Exhibit 99.1 July 10, 2003

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526 Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

(NASDAQ: CACB) Cascade Bancorp (oregon) announces 27% GAIN IN NET INCOME AND EPS; A seasonal surge in DEPOSITs, SOLID LOAN DEMAND AND ONGOING BOOM IN RESIDENTIAL MORTGAGE

For The Second Quarter

•	Net Income up 27.4% to $3.6 million vs. year ago quarter

•	Earnings Per Share (EPS) up 26.7% to $.28 vs. year ago quarter

•	Return on Equity (ROE) an exceptional 26.8%

•	Loan and Deposit growth up 17.7% and 32.0%, respectively, vs. year ago

•	Net Interest Margin eases to 6.36% vs. 6.52% prior quarter and 6.89% a year ago

•	Loan quality continues sound

•	Non-Interest Income up on strong mortgage originations and service fee income

FINANCIAL PERFORMANCE:

BEND, OR, July 10/PRNewswire-Second Call/ — Cascade Bancorp (Nasdaq: CACB) announced continued strong second quarter 2003 growth and profitability, highlighted by robust deposit growth and solid increase in loan volumes. Net income was up 27.4% to $3.6 million for the second quarter of 2003 compared to $2.8 million for the year ago quarter. Earnings Per Share (diluted) were $.28, up 26.7% from the second quarter a year earlier. Return on Equity (ROE) for the second quarter of 2003 was 26.8%. The Company has sustained top tier ROE above 20% for more than 8 consecutive years. Return on Assets was 2.36% for the quarter compared to 2.20% a year earlier. These financial performance ratios continue to be in the top tier in the USA, with recent rankings in both the US Banker and the Independent Community Bankers of America publications placing CACB as the third highest performing publicly traded community bank in the nation.

“We appreciate that while our core franchise remains strong with the growth and prosperity of Central Oregon, we are able to invest in our future by expansion into Southern Oregon, a new office in West Salem, and by building a new Private Financial Services division,” said President and CEO Patricia L. Moss. During the quarter, longtime Southern Oregon banker, William A. Haden, joined the Cascade team as Executive Vice President for the Southern Oregon Region. The Company expects to open a full service branch office in Medford on July 14, 2003.

LOAN GROWTH AND CREDIT QUALITY:

At June 30, 2003, the loan portfolio had grown to nearly $550 million, up 17.7% compared to a year ago, and up $25 million or a 17.9% annualized pace during the current quarter.

The Company’s underlying loan credit quality remained sound. Quality indicators include delinquent loans greater than 30 days past due at just 0.06% of total loans compared to 0.26% a year ago and 0.17% at year end 2002. Meanwhile, net loan charge-offs for the quarter was a relatively low $.3 million or 0.20% (annualized) of total loans, compared to 0.34% for all of 2002. Non-performing assets were at .23% of total assets, similar to the .21% reported in the prior quarter. The Reserve for Loan Losses at period-end stood at a prudent 1.53% of total loans. Based upon Management’s analytical and evaluative assessment of loan quality, the Company believes that its Reserve for Loan Losses is at an appropriate level under current circumstances and prevailing economic conditions.

DEPOSIT GROWTH:

Deposits at June 30, 2003 were nearly $600 million, up 32.0% from a year ago and up 15.7% in just the past three months. “We often experience a seasonal lift in deposits this time of year as tourism and construction activity increase,” observed Michael J Delvin, EVP and Chief Operating Officer. “However, this surge in deposits has exceeded our expectations.” He noted that a portion of the increase was attributable to several large customer funds deposited on a temporary basis with the Bank over the quarter end. At June 30, 2003, non-interest bearing deposits continue in the top percentile of peer banks at 38% of total deposits compared to 39% a year ago and 42% at year end 2002.

NET INTEREST MARGIN:

As a consequence of the historically low interest rate climate of the past year, the Net Interest Margin eased to 6.36% compared to 6.52% in the immediately preceding quarter and 6.89% for the second quarter 2002. Cascade Bancorp’s margin has been in the high 90th percentile of all banks for a decade, and continues to be well above peer levels. The ongoing low interest rate climate continues to cause declining loan yields that compress against an already low cost of funds. During the second quarter of 2003, yields earned on loans and investments stood at 7.06% compared to 7.26% in the prior quarter, down from 7.90% a year earlier. Meanwhile the average cost of funds for the quarter ended June 30, 2003 was relatively stable at 0.73% versus 0.77% in the first quarter and 1.04% a year ago.

With the Federal Reserve recently lowering federal funds rate to 1.00% in June 2003 — a level not seen since the 1950s — management forecasts that by year end 2003 the net interest margin may moderate toward a range between 6.20% and 6.00%. As an example of the margin impact, the 2003 year-to-date decline in margin has the effect of lowering 2004 EPS by approximately $.05 to $.06 over what might have been achieved had the margin remained steady. The consensus forecast of analysts following the Company predicts EPS at $1.15 for 2004. Forecasting the net interest margin is difficult, as unforeseen changes can occur in interest rates, the economy, or shape of the yield curve. In addition, customer and competitor behavior are difficult to predict and can affect yields on loans and rates on deposits. Please see “Forward Looking Statements” below as well as Form 10K report for further information on interest rate risk.

NON-INTEREST INCOME AND EXPENSE:

Non-Interest Income was up a strong 40.2% at $3.3 million compared to the year ago quarter of $2.3 million. This increase was due to continued growth in service fee income as well as high volumes and revenues in our residential mortgage operations. The Company originated a near-record $79.4 million in residential mortgages for our customers during the quarter ended June 30, 2003. This compares to $41.5 million for the year ago quarter and $82.6 million for the immediately preceding quarter. “The mortgage market continues strong with historically low rates attracting both new buyers and refinance business,” said Frank Wheeler, EVP of the Bank’s mortgage division. “Perhaps the best testimonial to the success of our service-oriented business model is that well over 50% of our refinance transactions are with existing customers, compared to an industry where less than one in five customers are repeat business. Net revenue generated from mortgage operations for the second quarter of 2003 was $.9 million compared to $.6 million in the year-ago quarter.

Net mortgage revenue includes origination fees, gains on sale of mortgage loans and servicing income, net of amortization of servicing rights and valuation adjustments. In this regard, the second quarter of 2003 included a Mortgage Servicing Rights (MSR) valuation adjustment charge of $175,000 (pretax), while the immediately preceding quarter charge was $350,000 (pretax). A valuation charge is recorded when the estimated fair (market) value of MSR falls below its book value, an event that occurs primarily due to fluctuations in national market mortgage interest rates. Including this MSR valuation charge, the carrying value of the MSR at June 30, 2003 is 0.80% of serviced loans compared to 0.97% a year ago.

Non-Interest Expense for the second quarter of 2003 increased 16.1% as compared to the same quarter one year ago. Expense increases are primarily human resource related to meet growing business volumes, along with incentive-based bonuses and variable mortgage commissions that are directly tied to the increasing profitability of the Company. The Company believes that its high-touch service and high-caliber employees are a cost-effective competitive advantage.

BRANCH GROWTH PLANS:

As part of its long-term objective to deliver superior long-term growth in earnings per share, the Company expects to open several new banking offices over the next several quarters. On July 7th, the Company enhanced its current network of three Salem branches with the opening of a new West Salem branch. In addition, the Company will open its first branch in Medford on July 14, 2003, initiating its expansion into Southern Oregon. The aggregate start-up costs of these investments are expected to reduce earnings per share by approximately $.01 to $.02 per share in each of the next several quarters. Management forecasts that this initial drag on earnings will moderate as loan and deposit volumes build, and that these locations will reach the breakeven point within two years. Plans also call for the opening of a new branch in the Old Mill district of Bend early in 2004, as well as one to two additional branch openings during that year. “New branches and new markets are an integral investment in our future growth. We anticipate that they will be additive to our overall growth in the future, while adding diversity in markets and economies in the years to come,” said CEO Moss. “We apply a sound discipline when deciding to enter new markets and are very enthusiastic about the business potential in all of our banking regions.”

PRIVATE FINANCIAL SERVICES:

Continuing to enhance its service delivery to increasingly prosperous and growing communities, the Company recently announced that Katharine Baker has been named to head a new Private Financial Services division. The group will deliver customized service and professional assistance in the areas of private banking, cash management, investment, and trust, estate and financial planning services. Customers will benefit from locally accessible relationships with experienced professionals who have access to highly recognized and regarded global resources. This concentration of talent and resources will respond to the more complex financial needs of Private Financial Services customers.

BUSINESS STRATEGY:

The business strategy of the Company and its principal subsidiary, Bank of the Cascades, focuses on personal-touch relationship banking, competitive financial products, and advanced technology applied for the convenience of customers. The Company strives to recruit and retain the best in-market bankers to expand its competitive advantage. Founded in 1976, Bank of the Cascades is the market share leader in one of the fastest growing regions in the Northwest, offering full-service community banking including business and personal banking as well as private financial services including trust and investment. The Bank has a total of 13 branches, with nine throughout Central Oregon, as well as an additional Bend branch under construction in the Old Mill district scheduled to open in early 2004, and four in the Salem/Keizer area. As mentioned above, a first Southern Oregon region location will open in Medford on July 14, 2003. For further information on the Company or to access Internet banking, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

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CASCADE BANCORP Selected Consolidated Financial Highlights (In thousands, except per share data and ratios; unaudited)

	2nd Qtr 2003	2nd Qtr 2002	% Change
Balance Sheet Data (at period end)
Investment securities	$29,167	$25,862	12.8%
Loans, gross	549,498	466,928	17.7%
Total assets	685,653	532,479	28.8%
Total deposits	597,053	452,299	32.0%
Non-interest bearing deposits	227,515	175,808	29.4%
Core Deposits (1)	579,670	419,349	38.2%
Total shareholders’ equity	56,518	46,246	22.2%
Income Statement Data
Interest income	$10,134	$9,422	7.6%
Interest expense	1,005	1,212	-17.1%
Net interest income	9,129	8,210	11.2%
Loan loss provision	700	900	-22.2%
Net interest income after loan loss provision	8,429	7,310	15.3%
Noninterest income	3,287	2,344	40.2%
Noninterest expense	5,796	4,994	16.1%
Income before income taxes	5,920	4,660	27.0%
Provision for income taxes	2,297	1,817	26.4%
Net income	$3,623	$2,843	27.4%
Share Data (2)
Basic earnings per common share	$0.29	$0.23	26.4%
Diluted earnings per common share	$0.28	$0.22	26.7%
Book value per common share	$4.49	$3.71	21.0%
Cash dividends declared per common share	$0.08	$0.06	33.3%
Ratio of dividends declared to net income	27.76%	26.31%	5.5%
Basic Average shares outstanding	12,573	12,466	0.9%
Fully Diluted average shares outstanding	12,962	12,883	0.6%
Key Ratios
Return on average total shareholders’ equity	26.77%	25.76%	3.9%
Return on average total assets	2.36%	2.20%	7.3%
Net interest spread	5.91%	6.31%	-6.3%
Net interest margin	6.36%	6.89%	-7.7%
Total revenue (net int inc + non int inc)	$12,416	$10,554	17.6%
Efficiency ratio (3)	46.68%	47.32%	-1.3%
Asset Quality Ratios
Loan loss reserve	8,389	7,394	13.5%
Reserve to ending total loans	1.53%	1.58%	-3.4%
Non-performing assets (4)	1,611	1,513	6.5%
Non-performing assets to total assets	0.23%	0.28%	-17.3%
Delinquent >30 days to total loans	0.06%	0.26%	-78.2%
Net Charge off’s	274	543	-49.5%
Net loan charge-offs (annualized)	0.20%	0.48%	-57.3%
Mortgage Activity
Mortgage Originations	$79,352	$41,465	91.4%
Total Servicing Portfolio (sold loans)	$495,472	$416,714	18.9%
Capitalized Mortgage Servicing Rights (MSR’s)	$3,973	$4,056	-2.0%
Capital Ratios
Average shareholders’ equity to average assets	8.80%	8.54%	3.0%
Leverage ratio (5) (Est Q2-03)	8.95%	8.77%	2.1%
Total risk-based capital ratio (5) (Est Q2-03)	11.19%	10.89%	2.8%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.

(2)	Adjusted to reflect a 50% (3:2) stock split declared in May 2002.

(3)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).

(4)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

(5)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 6/30/03: 12,586,970